UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 1, 2004
Date of Report (Date of earliest event reported)

CYTOKINETICS, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-50633	94-3291317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 East Grand Avenue
South San Francisco, California 94080
(Address of principal executive offices, including zip code)

(650) 624-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

     On September 1, 2004, Cytokinetics, Incorporated (the “Company”) entered into an Executive Employment Agreement with Robert Blum, the Executive Vice President, Corporate Development and Finance and Chief Financial Officer of the Company. This agreement is in substantially the form entered into with other executive officers of the Company, and provides for Mr. Blum to remain an at-will employee of the Company and to receive salary, bonus and benefits as determined in the discretion of the board of directors of the Company. In addition, this agreement provides for Mr. Blum to receive certain benefits if within the eighteen month period following a change of control of the Company he resigns for good reason or is terminated by the Company or its successor other than for cause. Upon such qualifying resignation or termination, Mr. Blum will become entitled to receive: continuing severance payments at a rate equal to his base salary for a period of eighteen months; a lump sum payment equal to his full target annual bonus; acceleration in full of vesting of options for Company common stock held by Mr. Blum; the lapse in full of the Company’s right of repurchase with respect to restricted shares of the Company’s common stock held by Mr. Blum; and continued employee benefits until the earlier of eighteen months following the date of termination or resignation or the date Mr. Blum obtains employment with generally similar employee benefits.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOKINETICS, INCORPORATED

/s/ James H. Sabry

James H. Sabry
President and Chief Executive Officer
Date: September 8, 2004